Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

5E Advanced Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Equity	Common stock, par value $0.01 per share	Rule 457(c)	41,935,491 (2)	$1.44 (3)	$60,387,107.04	$147.60 per $1,000,000	$8,913.14

Total Offering Amounts					$60,387,107.04		$8,913.14

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$8,913.14

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of 5E Advanced Materials, Inc. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction without receipt of consideration.

(2)

Represents an aggregate of 41,935,491 shares of Common Stock issuable upon conversion of outstanding convertible notes or additional convertible notes that may be delivered as payment of interest on outstanding convertible notes.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices for the Common Stock as reported on the Nasdaq Global Select Market on June 11, 2024.